Exhibit 99.1

CardioTech Strengthens Senior Management Team

Eric G. Walters appointed as Corporate Chief Financial Officer and Thomas J. Carcel joins as Director of
Worldwide Sales and Marketing

Wilmington, MA.  October 5, 2005.  CardioTech International, Inc. (AMEX:CTE), a developer and manufacturer of advanced medical device products treating cardiovascular disease, today announced the appointments of Eric G. Walters as vice president and chief financial officer and Thomas J. Carcel as director of worldwide sales and marketing for its Gish Biomedical, Inc. subsidiary.  Both executives have more than 25 years of experience in their respective fields.

Eric G. Walters. “I have known Eric for 15 years, working directly with him for six years as a co-executive.  He will be a significant contributor to CardioTech’s expansion,” said Michael Szycher PhD., CEO and Chairman, CardioTech.  “As a former key member of a successful senior management team which built a start-up company to a profitable $350 million business with an $800 million market capitalization, he possesses a comprehensive business perspective which includes investor value creation, fund raising, operations, mergers and acquisitions, and strategic planning.  Eric has a proven track record and depth of experience in internal controls, SEC reporting, audit, risk management, and maximizing growth with limited resources.  I enthusiastically look forward to his active participation as a business partner in managing our future growth.”

Most recently, Walters was vice president and chief financial officer at Konarka Technologies, Inc.  He is currently a member of the board of advisors of Innovations in Optics, Inc.  Prior to that, he was executive vice president and chief financial officer at PolyMedica Corporation.  Before PolyMedica, Walters was assistant treasurer at John Hancock Capital Growth Management, Inc., controller at Venture Founders Corporation, and held management positions at Coopers & Lybrand.  He holds a Bachelor of Arts degree from Colgate University, a Certificate in Accounting from Bentley College, and is a Certified Public Accountant.

“I am excited to join CardioTech at a time when I believe its focus on developing new cardiovascular products addressing large international markets will be successful,” said Walters.  “My contribution will be to apply CardioTech’s financial resources to assure future growth.”

Thomas J. Carcel. “We are excited to have Tom’s experience as a hands-on sales professional to assist in generating worldwide market penetration and growing our revenues,” said Stephen DiRocco, General Manager, Gish.  “Gish offers advanced devices for the cardiopulmonary market, as evidenced by recent FDA clearance for our auto transfusion and cardiotomy reservoir products with GBS coating.  We are especially pleased with Tom’s past experience in the Japanese market.  This market is very lucrative and Tom will be a leader in identifying new opportunities to expand Gish’s presence.”

Carcel has over twenty-six years of medical device experience, in both sales and marketing management. This expertise includes positions in the cardiothoracic, respiratory, orthopedic, and critical care fields. He has previously worked in the perfusion community with Shiley, Inc., spending ten years as the Sales Manager for Northern Asia Pacific. Carcel also lived and worked in Japan for five years where he played a key role in growing sales for Shiley, Inc.

About CardioTech

CardioTech International, Inc. is a medical device company that develops, manufactures and sells advanced products to surgically treat cardiovascular disease.  The company is currently developing new products that address annual worldwide markets exceeding $1 billion.  It is conducting human clinical trials with CardioPass, its proprietary, synthetic coronary artery bypass graft, and has partnered to develop a drug-eluting stent.

The company’s corporate headquarters are located in Wilmington, Massachusetts, with operations in California and Minnesota.  The company generates revenues from sales of advanced medical devices and disposables used during cardiopulmonary bypass procedures, as well as from contract manufacturing. More information can be found about CardioTech at its website:  www.cardiotech-inc.com

CardioTech believes that this release contains forward-looking statements that are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission.

For more information, please contact:

CardioTech International, Inc.

Michael Szycher, Ph.D.

CEO and Chairman

978 657-0075

Catalyst Financial Resources, LLC

Tom O’Brien

716 830-6611